Letter to Shareholders

From the Office of the CEO

April 13, 2015

Fellow DigiPath Shareholders:

We expect to open our first cannabis analytical testing laboratory in just a few short weeks, and it looks like we’ll be one of the first labs to open in Nevada. As we help usher medicinal marijuana into the Silver State, I wanted to update you on the progress we are making across all of our business units.

DigiPath Labs

Less than a year ago, Dr. Cindy Orser joined DigiPath Labs as our Chief Science Officer out of concern for patient safety. Our goal was to help the legal cannabis industry weed out products that contain potentially unsafe levels of contaminants, such as solvents, pesticides, mold, heavy metals, and microbes.

In less than five months since receiving a Nevada State provisional license to build and operate a lab in Clark County, we have assembled an exceptional team of scientists, developed industry-leading processes, and invested over $1 million to construct and equip our flagship cannabis testing facility in Las Vegas.

The last remaining hurdle—which is affecting everyone in Nevada—is for the state to publish the official list of testing requirements, which is still under review. We believe these final requirements will be published soon, although the actual timing is not within our control. Once published, we expect that we will be able to open our lab for business in a matter of days.

The stakes are high in Nevada. State voters, including 118,537 current cannabis users, will vote on legalizing recreational marijuana use in November, 2016. If passed, it could create a cannabis market between $150 million and $300 million in sales, factoring in sales to tourists, according to the financial education publication NerdWallet.

TNM News Corp. (TNMNews.com)

Demand for news and information about cannabis continues to grow. Our all-inclusive cannabis news show The National Marijuana News, now reaches well over 100,000 listeners each month through our newly reformatted website (www.tnmnews.com), Live365, and a growing number of terrestrial radio stations across the country—including Wisconsin, North Carolina, Colorado and two in Alaska.

Over the upcoming weeks, we will air a series of provocative interviews, including a discussion with former Libertarian presidential candidate Gary Johnson, a long-time proponent of lifting federal restrictions on marijuana and an exclusive interview with former Texas Longhorn and Miami Dolphin running back Ricky Williams, who was suspended by the NFL for his marijuana use.

DigiPath Corp.

Our digital pathology subsidiary is expanding overseas. Over the last few months, we formed strategic partnerships with distribution firms in Asia, the Middle East, and the Pacific Islands. Our agreements with these firms include commitments to increase sales of DigiPath equipment and services to overseas cancer research centers, hospitals, medical schools, and bio-pharma companies over the coming months.

We are taking advantage of a global trend of countries working to upgrade their healthcare infrastructure and modernize their rural medical facilities. These types of initiatives are fueling nearly 12 percent growth in global digital pathology technology sales, set to reach $437 million by 2018, according to the market research firm MarketsandMarkets.

DigiPath U

Development efforts continue on our seminars, interactive online courses, and instructor-led programs. The DigiPath U curricula, which we plan to launch later this year, will offer various tracks that target the requirements of different stakeholders. Some tracks will educate doctors, nurses, and lawmakers mainly on the medicinal attributes of cannabis. Other tracks will teach new and seasoned cannabis industry professionals the critical skills needed to succeed in the above-board marijuana job market.

Stock Restructure

DigiPath recently restructured its Series A Convertible Preferred Stock to remove a variable conversion price feature. The conversion price is now fixed at $0.02 for the shares, instead of the lower of $0.02 per share and 70 percent of the volume-weighted 20-day moving average. This action reduces dilution potential associated with the original terms of the Series A shares. It also eliminates ambiguity regarding the number of shares of common stock the company has outstanding on a fully diluted basis.

Conclusion

Execute. Execute. Execute. These are the words I chant these days. The really great news is that we are executing on-time and according to plan. A year ago we saw huge opportunities and reinvented our company to take advantage of them. We have made enormous progress, and believe we are better prepared and further along than the competition.

Once again I would like to thank you for accompanying me on this exciting journey. We are not only creating jobs and making history, but we are also helping improve the lives of thousands of patients all over the world.

Respectfully,

Todd Denkin

Chief Executive Officer